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
SULLIVAN & CROMWELL

NEW YORK TELEPHONE: (212) 558-4000
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                                                  June 26, 1998


Niagara Mohawk Power Corporation
  300 Erie Boulevard West
    Syracuse, NY 13202


Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 20,546,264 shares (the "Securities") of Common Stock, par value $1.00 per share, of Niagara Mohawk Power Corporation, a New York corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Company's shareholders have duly approveda proposal to increase the number of shares of Common Stock the Company is authorized to issue from 185,000,000 to 250,000,000, the Certificate of Amendment of the Company's Certificate of Incorporation, substantially in the form


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Niagara Mohawk Power Corporation                                            -2-


filed as an exhibit to the Registration Statement, has been duly filed with the Secretary of State of the State of New York, and the Securities have been duly issued pursuant to the terms of the Master Restructuring Agreement dated July 9, 1997, as amended, the Securities will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Shares" in the Prospectus. In giving such consent, we do not



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Niagara Mohawk Power Corporation                                            -3-


thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,